EXHIBIT 10.2

FORM OF AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENTS
UNDER THE CHARTER COMMUNICATIONS, INC AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Nonqualified Stock Option Agreement, between Charter Communications, Inc. and [•], dated as of [•] (the “Agreement”), granted under the Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”) is dated as of October 25, 2016 (the “Amendment Effective Date”).

1.Nontransferability. The text under the heading “Nontransferability” is hereby amended and restated as follows:

The Option shall not be transferable other than (a) by will or by the laws of descent and distribution or (b) to a Permitted Transferee. Any Permitted Transferee shall be subject to the terms of this Agreement to the same extent as the original Optionee, provided that (x) references to “Permitted Transferees” shall be understood to refer only to Permitted Transferees of the original Optionee and (y) the original Optionee (and not the Permitted Transferee) shall remain subject to all obligations under this Agreement, including without limitation those regarding the provision of services to the Company and its Affiliates and compliance with covenants concerning competition, solicitation, confidentiality, disparagement and similar obligations to the Company and its Affiliates. The Option shall be subject to forfeiture by the Permitted Transferee to the same extent as it is subject to forfeiture by the original Optionee had it not been transferred. During the lifetime of the Optionee (or, following transfer, the Permitted Transferee), the Option shall be exercisable only by the Optionee (or, following transfer, the Permitted Transferee).

2.Effective Date. This Amendment shall become effective as of the Amendment Effective Date. Except as expressly set forth herein, the Agreements shall remain in full force and effect in accordance with their terms.

[End of Document]